Exhibit 10.20

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT effective October 15, 1996, by and between Imperial Thrift and Loan Association, a California Corporation (hereinafter called the "Bank"); and George W. Haligowski, (hereinafter called the "Employee");

WITNESSETH:

WHEREAS, the Employee is a valuable and experienced employee; and

WHEREAS, the parties desire to establish a split-dollar life insurance plan in order to provide insurance protection for the benefit of the Employee;

NOW THEREFORE, in consideration of the services rendered and to be rendered by the Employee and of the mutual covenants, the parties agree as follows:

1.           PURCHASE OF POLICY.  The Employee shall apply to Equitable Variable Life Insurance Company for a life insurance policy on the life of the Employee in the face amount of $1.2 million and on the Flexible Premium Variable Life Plan. The Employee will agree to a medical examination as required by the insurance company and shall sign any form as requested by the insurance company as required for the issuance of the policy.

2.           OWNERSHIP OF THE POLICY.  The Employee shall be the owner of the insurance policy on the Employee's life identified in Exhibit "A" attached hereto and made a part hereof, and may exercise all rights of ownership with respect to the policy except as otherwise hereinafter provided.

3.           PAYMENT OF PREMIUMS ON POLICY.

(a)           The Bank agrees to remit to the insurance company issuing the policy and named in Exhibit "A" (the "Insurer") the entire annual premium due in a timely manner at the beginning of each policy year.

(b)           The Bank shall bear and absorb that part of the premium paid each year equal to the increase in the cash surrender value of the policy for the policy year for which such premium is paid.

(c)           The Employee shall pay the Bank the amount, if any, by which each such premium exceeds the increase in the cash surrender value of the policy for the policy year for which such premium is paid. The Employee agrees that the Bank may withhold such amount from his compensation.

4.           ELECTION OF DIVIDEND OPTION. All dividends hereafter declared by insurer on the policy, or any part thereof as may be so used, shall be applied to purchase one year term insurance on the life of the Employee equal to the cash surrender value of the policy as of the next policy anniversary. To the extent such dividend is not adequate to purchase the required amount of one year term insurance, such dividend shall be applied in its entirety to purchase one year term insurance to the extent possible. Any portion of the dividend not used to purchase one year term insurance shall be applied to reduce premiums.

       5.           COLLATERAL ASSIGNMENT FOR BENEFIT OF CORPORATION. The Employee shall execute and cause to be filed with the insurer a collateral assignment of the policy to the Bank as security for the payment of any indebtedness of the Employee to the Bank as set forth in Paragraphs Six and Seven. Such collateral assignment shall be attached and make a part of this agreement and referred to as Exhibit "B".

6.           DISPOSITION OF POLICY PROCEEDS. Notwithstanding any beneficiary designation made on the policy, the Bank shall be entitled to the following amounts from the policy:

(a)           Death of Employee -- At the Employee's death the Bank shall be entitled to an amount equal to the total premiums paid by the Bank.

(b)           Termination of Employment for Reasons Other Than Death -- In the event of termination of employment other than by reason of death, the Bank shall be entitled to receive an amount equal to the cash surrender value of the policy as of the date to which premiums were paid at the time of the Employee's termination of employment, increased by any unpaid dividends allowed for the year in which the termination occurs, plus any unused portion of the premium payment, less any indebtedness to the insurer on the policy.

(c)           Termination of Agreement -- In the event of the termination of this agreement, the Bank shall be entitled to receive an amount equal to the cash surrender value of the policy as of the date to which the premiums were paid at the time of the termination of the agreement, plus any unpaid dividends allowed for the year in which the termination occurred, plus any unused portion of the premium, less any indebtedness to the insurer on the policy.

7.           TERMINATION OF AGREEMENT. This Agreement shall terminate on the occurrence of any of the following events:

(a)           Cessation of business by the Bank except in the event of the acquisition of all or substantially all the assets or shares of the Bank by another company or a merger or consolidation with another company if immediately subsequent to such event the Employee is employed by such acquiring company or the surviving company of such merger or consolidation;

(b)           Written notice given by the Employee to the Bank or by the Bank to the Employee;

(c)           Termination of the Employee's services with the Bank; or

(d)           Bankruptcy, receivership or dissolution of the Bank.

8.           DISPOSITION OF POLICY ON TERMINATION OF AGREEMENT. If this agreement is terminated under any subsection of paragraph Seven, the Employee shall have thirty (30) days from the date of the event causing such termination in which to pay the Bank an amount equal to that which would be payable to the Bank under paragraph Six had the Employee terminated his employment on the date said payment is made. Upon payment of such amount to the Bank the Employee shall be entitled to receive from the Bank a release of the collateral assignment described under paragraph Five of this agreement.

9.           INCLUDABLE INCOME.  The employee shall be responsible for determining the amount, if any, includable in his gross income for Federal income tax purposes as the result of this agreement.

10.         LIABILITY OF LIFE INSURANCE COMPANY. It is understood by the parties that in issuing policies of insurance pursuant to this agreement, The Equitable Life Insurance Company shall have no liability except that set forth in the policy. Said insurance company shall not be bound to inquire into or take notice of any of the covenants herein contained as to such policies of insurance, or as to the application of the proceeds of such policy. Upon the death of the insured, said insurance company shall be discharged from all liability on payment of the proceeds in accordance with the policy provisions without regard to this agreement or any amendment hereto.

11.         AMENDMENTS. Amendments may be made to this Agreement by a writing signed by each of the parties and attached. Additional policies of insurance on the life of the employee may be purchased under this agreement by amendment to paragraph One.

IN WITNESS WHEREOF, the parties have set their hands and seals, the corporation by its duly authorized officer, on the day and year above written.

WITNESS:	EXECUTED BY:

George J. Guarini /s/	Michael L. Mayer /s/
Michael L. Mayer
Corporate Secretary

Rica Lindsey /s/	George W. Haligowski /s/
George W. Haligowski
Employee